Exhibit 99

News Release For further information, please contact:
5790 Widewaters Parkway, DeWitt, N.Y. 13214	Scott A. Kingsley, EVP & Chief Financial Officer Office: (315) 445-3121

Community Bank System Reports

Fourth Quarter and full year 2017 Results

- Reported full year GAAP EPS of $3.03 per share and record Operating EPS of $2.64 per share, a 13.3% year-over-year improvement
- Realized a one-time tax benefit of $38.0 million related to the revaluation of deferred tax assets and liabilities
- Increased dividends to shareholders for the 25th consecutive year

SYRACUSE, N.Y. — January 22, 2018 — Community Bank System, Inc. (NYSE: CBU) reported fourth quarter 2017 net income of $72.0 million, or $1.40 per fully diluted share, compared with $26.4 million, or $0.59 per share reported for the fourth quarter of 2016. Fourth quarter 2017’s results included $0.8 million, or $0.01 per share of acquisition expenses as well as an estimated $38.0 million, or $0.74 per share, one-time gain from the revaluation of net deferred tax liabilities related to the recently enacted Tax Cuts and Jobs Act. Excluding acquisition expenses and the one-time tax benefit, quarterly earnings per share were $0.67 per share, a 9.8% improvement over the fourth quarter of 2016. Full year diluted earnings per share totaled $3.03 in 2017, compared to $2.32 per share in 2016. Excluding acquisition expenses and the one-time tax benefit, full year earnings per share were a record $2.64, or 13.3% above the $2.33 per share of operating earnings generated in 2016.

“We realized another strong quarterly performance which was positively impacted by our Northeast Retirement Services, Inc. (“NRS”) acquisition completed in February, and from our Merchants Bancshares (“Merchants”) merger which closed in May,” said President and Chief Executive Officer Mark E. Tryniski. “Both of these high-value transactions have performed above our initial expectations. NRS continued to grow both its top and bottom line performance at a double-digit pace, and the Merchants integration has proceeded smoothly with cost synergies running ahead of plan.  Our accelerated operating performance also reflects improvements in core expense management and growth in non-interest income, which contributed to the 10% increase in per share results (excluding acquisition expenses and one-time tax benefits) compared with the fourth quarter of 2016. We expect to realize a significant ongoing benefit from the lower federal income tax rate and our businesses are well positioned to continue delivering a high level of operating performance for the benefit of our shareholders.”

Total revenues for the fourth quarter of 2017 were $139.9 million, an increase of $31.0 million, or 28.5%, over the prior year quarter, and included a full quarter of revenues from both the Merchants and NRS transactions completed in the first half of this year. Higher revenues were generated as a result of a 22.0% increase in average earning assets and continued growth in noninterest income, partially offset by a two basis-point decline in the net interest margin from the prior year quarter. A combination of acquired and organic growth resulted in a $12.4 million, or 55.8% increase in wealth management, insurance, and employee benefit services revenues. Deposit service fees increased 21.1% year-over-year, primarily the result of the addition of Merchants, as well as increased debit card-related revenues. Other banking services declined $0.2 million from the fourth quarter of 2016, driven by an insurance-related gain experienced last year. The quarterly provision for loan losses of $5.4 million was $2.7 million higher than the fourth quarter of 2016, reflective of higher quarterly net charge-off levels, including a $3.1 million partial charge-off related to a single commercial relationship. Non-performing asset and delinquent loan ratios were lower in comparison to the end of the fourth quarter of 2016, but up from the end of the linked third quarter, and included the impact of the previously mentioned commercial relationship which also added over $5.2 million to non-performing assets. Total operating expenses for the fourth quarter of 2017 were $86.9 million, and included $0.8 million of non-recurring acquisition expenses related to the Merchants transaction. Excluding acquisition expenses from both periods, total operating expenses of $86.1 million for the fourth quarter of 2017 were $20.9 million, or 32.0% above the fourth quarter of 2016, and included the operating expenses from Merchants and NRS, as well as an additional $3.7 million of intangible amortization, primarily from the two transactions.

Fourth quarter 2017 net interest income was $86.0 million, an increase of $15.7 million, or 22.4%, compared to the fourth quarter of 2016, and included the impact of the Merchants acquisition. A one basis-point increase in combined funding costs and a one basis point decline in earning asset yields, which included an incremental $1.1 million in purchased loan accretion, resulted in a two basis-point decrease in net interest margin quarter-over-quarter. Average loan balances grew $1.34 billion, or 27.2%, principally related to the Merchants transaction, while average loan yields increased 11 basis points quarter-over-quarter, including the incremental purchased loan accretion. Investment interest income was $0.5 million higher than the fourth quarter of 2016, as average investment securities (including cash equivalents) balances increased by $346.5 million, while the yield on investments declined 33 basis points. Fourth quarter 2016 investment income included a non-recurring dividend of $1.2 million from a limited partnership investment. Interest expense was $0.9 million higher than the previous year’s quarter, driven by a $235.4 million increase in average borrowings (including customer repurchase agreements) and a $1.44 billion increase in average deposit balances, principally related to the Merchants transaction, and a net one basis point increase in the cost of funds.

Wealth management and insurance services revenues increased to $12.4 million, an increase of $1.9 million, or 17.7%, compared to the fourth quarter of 2016, driven by both acquired and organic growth. Employee benefit services revenues of $22.2 million increased $10.5 million from the fourth quarter of 2016, primarily attributable to the NRS acquisition.

Excluding acquisition expenses related to the Merchants’ transaction, fourth quarter 2017 operating expenses of $86.1 million, which included a full quarter of operating activities from both Merchants and NRS, increased $20.9 million over the fourth quarter of 2016. Salaries and employee benefits increased $11.0 million, or 30.2%, and included the personnel added from both transactions, as well as merit and performance-based increases. All other expenses increased 34.3%, and reflected the occupancy, equipment and other operating costs of both Merchants and NRS, including significantly higher intangible asset amortization, compared to the fourth quarter of 2016.

During the first quarter of 2017, the Company adopted new accounting guidance for share-based transactions. That guidance requires that all excess tax benefits and tax deficiencies associated with share-based compensation be recognized as income tax expense or benefit in the income statement. Previously, tax effects resulting from changes in the Company’s share price subsequent to the grant date of equity instruments were recorded through shareholders’ equity at the time of vesting or exercise. The adoption of the amended accounting guidance resulted in a $2.2 million reduction of income tax expense in the first quarter of 2017, or $0.04 of diluted earnings per common share, and a $0.3 million reduction of income tax expense in the second, third and fourth quarters, or less than $0.01 per share each quarter. Excluding the estimated one-time benefit from the revaluation of net deferred tax liabilities, the fourth quarter 2017 effective income tax was 28.6%, down from 33.4% in the prior year quarter, and reflected the $0.3 million reduction in income tax expense related to this change in accounting for share-based transactions, and also included the impact of the non-recurring acquisition expenses incurred in 2017, as well as changes related to state tax apportionment.

The Company also provides supplemental reporting of its results on a “net adjusted” or “tangible” basis, from which it excludes the after-tax effect of amortization of core deposit and other intangible assets (and the related goodwill, core deposit intangible and other intangible asset balances, net of applicable deferred tax amounts), accretion on non-impaired purchased loans, expenses associated with acquisitions, and the one-time benefit from the revaluation of net deferred tax liabilities. The amounts of such expenses are presented in the tables that accompany this release. Although “adjusted net income” as defined by the Company is a non-GAAP measure, the Company’s management believes this information helps investors understand the effect of acquisition activity in its reported results. Adjusted net earnings per share were $0.71 in the fourth quarter of 2017, compared to $0.62 in the fourth quarter of 2016, or a 14.5% increase.

Financial Position

Average earning assets of $9.37 billion for the fourth quarter of 2017 were up $1.69 billion, or 22.0% from the fourth quarter of 2016, and included the loans and investments added in the Merchants transaction. Similarly, average deposit balances grew $1.44 billion, or 20.3% compared to the fourth quarter of 2016. Average borrowings (including customer repurchase agreements) in the fourth quarter of 2017 of $449.4 million, were $235.4 million higher than the fourth quarter of 2016.

Ending loans at December 31, 2017 increased $1.31 billion, or 26.4%, year-over-year, reflecting the Merchants acquisition. Investment securities totaled $3.08 billion at December 31, 2017, down slightly from the end of the third quarter, and up from the end of the fourth quarter of 2016 due to investments added from Merchants, and partially offset by limited reinvestment of securities cash flows over the last twelve months.

Shareholders’ equity of $1.64 billion at December 31, 2017 was $437.2 million, or 36.5%, higher than the prior year period, a result of strong earnings generation and capital retention over the last four quarters, as well as incremental shares issued in conjunction with the NRS and Merchants acquisitions. The Company’s net tangible equity to net tangible assets ratio was 8.61% at December 31, 2017, down from 9.24% a year earlier, a result of the two acquisitions completed in the first half of 2017. The Company’s Tier 1 leverage ratio was 10.00% at the end of the fourth quarter, compared to 10.55% a year earlier.

As previously announced in December 2016, the Company’s Board of Directors approved a stock repurchase program authorizing the repurchase of up to 2.2 million shares of the Company’s common stock during a twelve-month period starting January 1, 2017. Such repurchases may be made at the discretion of the Company’s senior management based on market conditions and other relevant factors and will be acquired through open market or privately negotiated transactions as permitted under Rule 10b-18 of the Securities Exchange Act of 1934 and other applicable legal requirements. There were no shares repurchased in 2017. In December 2017, the Company’s Board of Directors reauthorized a new repurchase program for 2018 for up to 2.5 million shares of the Company’s common stock.

Asset Quality

Despite the previously mentioned partial net charge-off of $3.1 million on a specific commercial relationship in the fourth quarter, the Company’s asset quality metrics continue to illustrate the long-term effectiveness of the Company’s disciplined risk management and underwriting standards. Total net charge-offs were $5.8 million for the fourth quarter, compared to $2.2 million for the fourth quarter of 2016 and $1.8 million for the third quarter of 2017. Net charge-offs as an annualized percentage of average loans measured 0.37% in the fourth quarter of 2017, compared to 0.18% in last year’s fourth quarter and 0.11% in the third quarter of 2017. The full year net charge-off ratio in 2017 was 0.18%, compared to 0.13% in 2016. Nonperforming loans as a percentage of total loans at December 31, 2017 were 0.44%, improved from 0.48% at December 31, 2016 and higher than the 0.37% level at September 30, 2017, primarily related to the one previously mentioned commercial relationship. The total loan delinquency ratio of 1.10% at the end of the fourth quarter was nine basis points lower than the level at December 31, 2016, and five basis points higher than this year’s third quarter-end. The fourth quarter provision for loan losses of $5.4 million was $2.7 million higher than the fourth quarter of 2016, and $3.1 million higher than the third quarter of 2017. The allowance for loan losses to nonperforming loans was 173% at December 31, 2017, compared with the 199% and 205% levels at the end of the fourth quarter of 2016 and third quarter of 2017, respectively.

Dividend Increase

During the fourth quarter of 2017 the Company declared a quarterly cash dividend of $0.34 per share on its common stock, compared to a $0.32 dividend declared in the second quarter of 2017 and the fourth quarter of 2016. This increase marked the 25th consecutive year of dividend increases for the Company. President and Chief Executive Officer, Mark E. Tryniski, commented, “The payment of a meaningful and growing dividend is an important component of our commitment to provide consistent and favorable long-term returns to our shareholders. The increase reflected the continued strength of our current operating performance and capital position.” The two cent, or 6.3% increase in the Company’s quarterly cash dividend over the same quarter of the prior year, brought the dividend to a level that represents an annualized yield of 2.5% based upon the closing price of $55.39 on January 19, 2018.

Merchants Bancshares, Inc.

On October 24, 2016, the Company announced that it had entered into a definitive agreement to acquire Merchants Bancshares, Inc. ("Merchants"), parent company of Merchants Bank headquartered in South Burlington, Vermont, for approximately $345.2 million in Company stock and cash. The acquisition was completed on May 12, 2017.  The transaction extended the Company's footprint into the Vermont and Western Massachusetts markets.  Upon the completion of the merger, Community Bank added 31 branch locations in Vermont and one office in Western Massachusetts with approximately $2.0 billion of assets and deposits of $1.5 billion.

Northeast Retirement Services, Inc.

On December 5, 2016, the Company announced that it had entered into a definitive agreement to acquire Northeast Retirement Services, Inc. (“NRS”), a leading provider of plan accounting, transfer agency, fund administration, trust and retirement plan services for approximately $148.6 million in Company stock and cash. The acquisition was completed on February 3, 2017.

Conference Call Scheduled

Company management will conduct an investor call at 11:00 a.m. (ET) today, January 22, 2018, to discuss fourth quarter and full year 2017 results. The conference call can be accessed at 800-967-7137 (719-325-2437 if outside United States and Canada) using the conference ID code 9581617. Investors may also listen live via the Internet at: http://www.webcaster4.com/Webcast/Page/995/24052.

This earnings release, including supporting financial tables, is available within the press releases section of the Company's investor relations website at: http://ir.communitybanksystem.com. An archived webcast of the earnings call will be available on this site for one full year.

Community Bank System, Inc. operates more than 230 customer facilities across Upstate New York, Northeastern Pennsylvania, Vermont, and Western Massachusetts through its banking subsidiary, Community Bank, N.A. With assets of over $10.7 billion, the DeWitt, N.Y. headquartered company is among the country's 150 largest financial institutions. In addition to a full range of retail, business, and municipal banking services, the Company offers comprehensive financial planning, insurance and wealth management services through its’ Community Bank Wealth Management Group and OneGroup NY, Inc. operating subsidiaries. The Company's Benefit Plans Administrative Services, Inc. subsidiary (which includes the recently acquired NRS) is a leading provider of employee benefits administration, trust services, fund administration and actuarial consulting services to customers on a national scale. Community Bank System, Inc. is listed on the New York Stock Exchange and the Company's stock trades under the symbol CBU. For more information about Community Bank visit www.communitybankna.com or http://ir.communitybanksystem.com.

# # #

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The following factors, among others, could cause the actual results of CBU’s operations to differ materially from CBU’s expectations: the successful integration of operations of its acquisitions; competition; changes in economic conditions, interest rates and financial markets; changes in legislation or regulatory requirements; and the timing for receiving regulatory approvals and completing pending transactions. These statements are based on the current beliefs and expectations of CBU’s management and CBU does not assume any duty to update forward-looking statements.

Summary of Financial Data

(Dollars in thousands, except per share data)

	Quarter Ended		Year-to-Date
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Earnings
Loan income	$69,716	$53,602	$253,949	$211,467
Investment income	19,872	19,397	75,506	73,720
Total interest income	89,588	72,999	329,455	285,187
Interest expense	3,611	2,753	13,780	11,291
Net interest income	85,977	70,246	315,675	273,896
Provision for loan losses	5,381	2,640	10,984	8,076
Net interest income after provision for loan losses	80,596	67,606	304,691	265,820
Deposit service fees	18,115	14,959	67,896	58,595
Revenues from mortgage banking and other banking services	1,196	1,438	5,466	7,477
Wealth management and insurance services	12,415	10,544	48,229	42,925
Employee benefit services	22,212	11,679	80,830	46,628
Gain on sale of investments	0	0	2	0
Total noninterest income	53,938	38,620	202,423	155,625
Salaries and employee benefits	47,217	36,259	179,993	151,647
Occupancy and equipment	9,622	7,633	35,561	30,078
Amortization of intangible assets	4,961	1,275	16,941	5,479
Acquisition expenses	794	1,364	25,986	1,706
Other	24,325	20,066	88,668	77,938
Total operating expenses	86,919	66,597	347,149	266,848
Income before income taxes	47,615	39,629	159,965	154,597
Income taxes	(24,411)	13,237	9,248	50,785
Net income	$72,026	$26,392	$150,717	$103,812
Basic earnings per share	$1.41	$0.59	$3.07	$2.34
Diluted earnings per share	$1.40	$0.59	$3.03	$2.32

Summary of Financial Data

(Dollars in thousands, except per share data)

	2017				2016
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr
Earnings
Loan income	$69,716	$69,498	$62,351	$52,384	$53,602
Investment income	19,872	18,989	19,071	17,574	19,397
Total interest income	89,588	88,487	81,422	69,958	72,999
Interest expense	3,611	4,092	3,393	2,684	2,753
Net interest income	85,977	84,395	78,029	67,274	70,246
Provision for loan losses	5,381	2,314	1,461	1,828	2,640
Net interest income after provision for loan losses	80,596	82,081	76,568	65,446	67,606
Deposit service fees	18,115	18,419	16,655	14,707	14,959
Revenues from mortgage banking and other banking services	1,196	1,704	1,407	1,159	1,438
Wealth management and insurance services	12,415	12,051	12,502	11,261	10,544
Employee benefit services	22,212	20,767	20,662	17,189	11,679
Gain on sale of investments	0	0	0	2	0
Total noninterest income	53,938	52,941	51,226	44,318	38,620
Salaries and employee benefits	47,217	46,568	44,808	41,400	36,259
Occupancy and equipment	9,622	9,106	8,637	8,196	7,633
Amortization of intangible assets	4,961	4,949	4,263	2,768	1,275
Acquisition expenses	794	580	22,896	1,716	1,364
Other	24,325	22,573	22,275	19,495	20,066
Total operating expenses	86,919	83,776	102,879	73,575	66,597
Income before income taxes	47,615	51,246	24,915	36,189	39,629
Income taxes	(24,411)	16,003	7,724	9,932	13,237
Net income	$72,026	$35,243	$17,191	$26,257	$26,392
Basic earnings per share	$1.41	$0.69	$0.35	$0.58	$0.59
Diluted earnings per share	$1.40	$0.68	$0.35	$0.57	$0.59
Profitability
Return on assets	2.66%	1.29%	0.69%	1.22%	1.21%
Return on equity	17.88%	8.81%	4.74%	8.47%	8.59%
Return on tangible equity(2)	34.11%	16.74%	7.72%	13.57%	13.40%
Noninterest income/operating income (FTE) (1)	37.9%	38.4%	39.4%	39.1%	35.0%
Efficiency ratio	57.8%	56.8%	58.3%	60.9%	57.9%
Components of Net Interest Margin (FTE)
Loan yield	4.44%	4.37%	4.41%	4.31%	4.33%
Cash equivalents yield	1.19%	1.09%	0.99%	0.79%	0.48%
Investment yield	2.81%	2.69%	2.87%	2.90%	3.14%
Earning asset yield	3.89%	3.81%	3.87%	3.80%	3.90%
Interest-bearing deposit rate	0.14%	0.14%	0.14%	0.13%	0.13%
Borrowing rate	1.32%	1.44%	1.54%	2.18%	1.80%
Cost of all interest-bearing funds	0.22%	0.24%	0.21%	0.19%	0.19%
Cost of funds (includes DDA)	0.16%	0.18%	0.16%	0.15%	0.15%
Net interest margin (FTE)	3.74%	3.64%	3.72%	3.65%	3.76%
Fully tax-equivalent adjustment	$2,375	$2,381	$2,374	$2,285	$2,382

Summary of Financial Data

(Dollars in thousands, except per share data)

	2017				2016
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr
Average Balances
Loans	$6,274,679	$6,343,468	$5,695,781	$4,939,092	$4,934,034
Cash equivalents	34,223	26,986	52,956	40,209	15,367
Taxable investment securities	2,572,703	2,571,459	2,408,020	2,203,175	2,179,840
Nontaxable investment securities	491,578	511,182	526,962	540,518	556,774
Total interest-earning assets	9,373,183	9,453,095	8,683,719	7,722,994	7,686,015
Total assets	10,757,836	10,862,613	9,958,553	8,747,266	8,665,948
Interest-bearing deposits	6,206,663	6,230,591	6,021,696	5,543,046	5,472,420
Borrowings	449,377	541,036	346,975	177,587	213,930
Total interest-bearing liabilities	6,656,040	6,771,627	6,368,671	5,720,633	5,686,350
Noninterest-bearing deposits	2,307,155	2,307,205	1,948,434	1,620,473	1,603,703
Shareholders' equity	1,598,056	1,587,279	1,455,847	1,256,888	1,222,124
Balance Sheet Data
Cash and cash equivalents	$221,038	$241,480	$219,695	$291,186	$173,857
Investment securities	3,081,379	3,125,218	3,145,013	2,788,718	2,784,392
Loans:
Consumer mortgage	2,220,298	2,206,527	2,211,412	1,830,800	1,819,701
Business lending	2,424,223	2,458,981	2,479,152	1,468,465	1,490,076
Consumer indirect	1,011,978	1,034,716	1,057,664	1,055,112	1,044,972
Home equity	420,329	424,598	427,483	393,769	401,998
Consumer direct	179,929	183,898	185,589	184,067	191,815
Total loans	6,256,757	6,308,720	6,361,300	4,932,213	4,948,562
Allowance for loan losses	47,583	47,983	47,451	47,096	47,233
Intangible assets, net	825,088	824,355	831,403	618,977	480,844
Other assets	409,519	398,428	374,086	329,862	326,015
Total assets	10,746,198	10,850,218	10,884,046	8,913,860	8,666,437
Deposits:
Noninterest-bearing	2,293,057	2,310,954	2,283,138	1,642,158	1,646,039
Non-maturity interest-bearing	5,377,059	5,495,377	5,508,504	5,010,516	4,726,787
Time	774,304	799,659	833,963	684,203	703,128
Total deposits	8,444,420	8,605,990	8,625,605	7,336,877	7,075,954
Borrowings	363,082	314,289	373,053	0	146,200
Subordinated debt held by unconsolidated subsidiary trusts	122,814	122,808	122,802	102,177	102,170
Accrued interest and other liabilities	180,567	213,886	189,686	178,776	144,013
Total liabilities	9,110,883	9,256,973	9,311,146	7,617,830	7,468,337
Shareholders' equity	1,635,315	1,593,245	1,572,900	1,296,030	1,198,100
Total liabilities and shareholders' equity	10,746,198	10,850,218	10,884,046	8,913,860	8,666,437
Capital
Tier 1 leverage ratio	10.00%	9.54%	10.19%	10.35%	10.55%
Tangible equity/net tangible assets (2)	8.61%	8.36%	8.08%	8.91%	9.24%
Diluted weighted average common shares O/S	51,569	51,526	49,386	46,227	45,025
Period end common shares outstanding	50,696	50,587	50,512	45,956	44,437
Cash dividends declared per common share	$0.34	$0.34	$0.32	$0.32	$0.32
Book value	$32.26	$31.50	$31.14	$28.20	$26.96
Tangible book value(2)	$16.94	$16.70	$16.21	$16.22	$17.12
Common stock price (end of period)	$53.75	$55.25	$55.77	$54.98	$61.79

Summary of Financial Data

(Dollars in thousands, except per share data)

	2017				2016
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr
Asset Quality
Nonaccrual loans	$24,740	$21,510	$21,033	$20,066	$20,619
Accruing loans 90+ days delinquent	2,706	1,861	1,882	2,809	3,076
Total nonperforming loans	27,446	23,371	22,915	22,875	23,695
Other real estate owned (OREO)	1,915	1,873	2,491	2,486	1,966
Total nonperforming assets	29,361	25,244	25,406	25,361	25,661
Net charge-offs	5,781	1,782	1,106	1,965	2,196
Allowance for loan losses/loans outstanding	0.76%	0.76%	0.75%	0.95%	0.95%
Nonperforming loans/loans outstanding	0.44%	0.37%	0.36%	0.46%	0.48%
Allowance for loan losses/nonperforming loans	173%	205%	207%	206%	199%
Net charge-offs/average loans	0.37%	0.11%	0.08%	0.16%	0.18%
Delinquent loans/ending loans	1.10%	1.05%	0.99%	0.94%	1.19%
Loan loss provision/net charge-offs	93%	130%	132%	93%	120%
Nonperforming assets/total assets	0.27%	0.23%	0.23%	0.28%	0.30%
Asset Quality (excluding loans acquired since 1/1/09)
Nonaccrual loans	$16,020	$15,069	$14,359	$15,268	$16,600
Accruing loans 90+ days delinquent	2,502	1,589	1,640	1,707	1,963
Total nonperforming loans	18,522	16,658	15,999	16,975	18,563
Other real estate owned (OREO)	1,221	1,257	1,681	2,225	1,658
Total nonperforming assets	19,743	17,915	17,680	19,200	20,221
Net charge-offs	2,279	1,624	692	1,866	1,846
Allowance for loan losses/loans outstanding	0.98%	1.00%	1.01%	1.01%	1.02%
Nonperforming loans/loans outstanding	0.40%	0.36%	0.35%	0.38%	0.42%
Allowance for loan losses/nonperforming loans	244%	276%	284%	266%	245%
Net charge-offs/average loans	0.20%	0.14%	0.06%	0.17%	0.17%
Delinquent loans/ending loans	1.12%	1.16%	1.06%	0.86%	1.14%
Loan loss provision/net charge-offs	67%	125%	153%	85%	133%
Nonperforming assets/total assets	0.22%	0.20%	0.20%	0.23%	0.25%

Summary of Financial Data

(Dollars in thousands, except per share data)

	2017				2016
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr
Quarterly GAAP to Non-GAAP Reconciliations
Income statement data
Net income
Net income (GAAP)	$72,026	$35,243	$17,191	$26,257	$26,392
Acquisition expenses	794	580	22,896	1,716	1,364
Tax effect of acquisition expenses	(227)	(181)	(7,098)	(471)	(456)
Subtotal (non-GAAP)	72,593	35,642	32,989	27,502	27,300
Amortization of intangibles	4,961	4,949	4,263	2,768	1,275
Tax effect of amortization of intangibles	(1,417)	(1,545)	(1,322)	(760)	(426)
Subtotal (non-GAAP)	76,137	39,046	35,930	29,510	28,149
Acquired non-impaired loan accretion	(1,930)	(1,879)	(1,642)	(437)	(836)
Tax effect of acquired non-impaired loan accretion	551	587	509	120	279
Subtotal (non-GAAP)	74,758	37,754	34,797	29,193	27,592
Tax Cuts and Jobs Act deferred tax impact	(38,010)	0	0	0	0
Adjusted net income (non-GAAP)	36,748	37,754	34,797	29,193	27,592

Return on average assets
Adjusted net income (non-GAAP)	$36,748	$37,754	$34,797	$29,193	$27,592
Average total assets	10,757,836	10,862,613	9,958,553	8,747,266	8,665,948
Adjusted return on average assets	1.36%	1.38%	1.40%	1.35%	1.27%

Return on average equity
Adjusted net income (non-GAAP)	$36,748	$37,754	$34,797	$29,193	$27,592
Average total equity	1,598,056	1,587,279	1,455,847	1,256,888	1,222,124
Adjusted return on average equity	9.12%	9.44%	9.59%	9.42%	8.98%

Earnings per common share
Diluted earnings per share (GAAP)	$1.40	$0.68	$0.35	$0.57	$0.59
Acquisition expenses	0.02	0.01	0.46	0.04	0.03
Tax effect of acquisition expenses	(0.01)	(0.00)	(0.14)	(0.01)	(0.01)
Subtotal (non-GAAP)	1.41	0.69	0.67	0.60	0.61
Amortization of intangibles	0.10	0.09	0.09	0.06	0.03
Tax effect of amortization of intangibles	(0.03)	(0.03)	(0.03)	(0.02)	(0.01)
Subtotal (non-GAAP)	1.48	0.75	0.73	0.64	0.63
Acquired non-impaired loan accretion	(0.04)	(0.04)	(0.03)	(0.01)	(0.02)
Tax effect of acquired non-impaired loan accretion	0.01	0.01	0.01	0.00	0.01
Subtotal (non-GAAP)	1.45	0.72	0.71	0.63	0.62
Tax Cuts and Jobs Act deferred tax impact	(0.74)	0	0	0	0
Diluted adjusted net earnings per share (non-GAAP)	0.71	0.72	0.71	0.63	0.62

Noninterest operating expenses
Noninterest expenses (GAAP)	$86,919	$83,776	$102,879	$73,575	$66,597
Amortization of intangibles	(4,961)	(4,949)	(4,263)	(2,768)	(1,275)
Acquisition expenses	(794)	(580)	(22,896)	(1,716)	(1,364)
Total adjusted noninterest expenses (non-GAAP)	81,164	78,247	75,720	69,091	63,958

Efficiency ratio
Adjusted noninterest expenses (non-GAAP) - numerator	$81,164	$78,247	$75,720	$69,091	$63,958
Tax-equivalent net interest income	88,352	86,776	80,403	69,559	72,628
Noninterest revenues	53,938	52,941	51,226	44,318	38,620
Acquired non-impaired loan accretion	(1,930)	(1,879)	(1,642)	(437)	(836)
Gain on sales of investments	0	0	0	(2)	0
Operating revenues (non-GAAP) - denominator	140,360	137,838	129,987	113,438	110,412
Efficiency ratio (non-GAAP)	57.8%	56.8%	58.3%	60.9%	57.9%

Summary of Financial Data

(Dollars in thousands, except per share data)

	2017				2016
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr
Quarterly GAAP to Non-GAAP Reconciliations
Balance sheet data
Total assets
Total assets (GAAP)	$10,746,198	$10,850,218	$10,884,046	$8,913,860	$8,666,437
Intangible assets	(825,088)	(824,355)	(831,403)	(618,977)	(480,844)
Deferred taxes on intangible assets	48,419	75,820	77,097	68,236	43,504
Total tangible assets (non-GAAP)	9,969,529	10,101,683	10,129,740	8,363,119	8,229,097

Total common equity
Shareholders' Equity (GAAP)	1,635,315	1,593,245	1,572,900	1,296,030	1,198,100
Intangible assets	(825,088)	(824,355)	(831,403)	(618,977)	(480,844)
Deferred taxes on intangible assets	48,419	75,820	77,097	68,236	43,504
Total tangible common equity (non-GAAP)	858,646	844,710	818,594	745,289	760,760

Net tangible equity-to-assets ratio at quarter end
Total tangible common equity (non-GAAP) - numerator	$858,646	$844,710	$818,594	$745,289	$760,760
Total tangible assets (non-GAAP) - denominator	9,969,529	10,101,683	10,129,740	8,363,119	8,229,097
Net tangible equity-to-assets ratio at quarter end (non-GAAP)	8.61%	8.36%	8.08%	8.91%	9.24%

(1) Excludes gains and losses on sales of investment securities.

(2) Includes deferred tax liabilities related to certain intangible assets.

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